Exhibit 10.2

Joseph P. Hagan Compensation Changes

As part of his appointment to President and Chief Executive Officer, the Board of Directors increased Mr. Hagan’s base annual compensation to $500,000 and his target bonus to 50% of his base salary, effective May 4, 2017.